FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-14

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Friday, June 05, 2015 3:46 PM

Subject: ★PRICING DETAILS★ JPMBB 2015-C29 X-A/X-B **PUBLIC CMBS**

JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2015-C29 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C29

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS
CLS	(MDY/FITCH/MS)	NOTIONAL($MM)	SPREAD	$PX**	YLD%
X-A	Aa1/AAA/AAA	753,136,000	T+115	5.3850	3.3363
X-B	NR/AA-/AAA	54,147,000	T+175	1.0399	4.1242

**100CPY TO CALL PRICING SCENARIO

DOCUMENTS & TIMING

ANTICIPATED SETTLEMENT: ON OR ABOUT JUNE 30, 2015

JPM SPG SYNDICATE CONTACTS BARCLAYS SYNDICATE CONTACTS

ANDY CHERNA 212-834-4154 BRIAN WIELE 212-412-5780

MICK WIEDRICK 212-834-4154 KENNY ROSENBERG 212-412-5780

JENNIFER KORNBLAU 212-834-4154 MARK LACERENZA 212-412-5780

JPM CMBS BANKING CONTACT BARCLAYS CMBS BANKING CONTACT

KUNAL SINGH 212-834-5467 DAN VINSON 212-528-8224

BRAD HORN 212-834-9708

JPM CMBS TRADING DESK CONTACT BARCLAYS CMBS TRADING CONTACT

ANDY TAYLOR 212-834-3813 MAX BAKER 212-528-7970

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

IRS CIRCULAR 230 NOTICE: THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

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OTHER THAN IN THE CASE OF AN ALLOCATION, THIS COMMUNICATION IS FOR INFORMATION PURPOSES ONLY.

WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.

RECIPIENTS OF THIS COMMUNICATION SHOULD CONSULT THEIR OWN ADVISORS REGARDING ANY TAX, ACCOUNTING OR LEGAL ASPECTS OF THIS INFORMATION.

COPYRIGHT 2010 JPMORGAN CHASE & CO.

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